SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Compucom Systems, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

[COMPUCOM LOGO APPEARS HERE]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

—December 18, 2003—

Dear CompuCom Stockholder:

The 2003 Annual Meeting of stockholders of CompuCom Systems, Inc. will be held on Thursday, December 18, 2003, at CompuCom’s principal executive offices at 7171 Forest Lane, Dallas, Texas 75230 at 11:00 a.m. local time.

Only stockholders who owned stock at the close of business on November 20, 2003 can vote at this meeting or any adjournments that may take place. At the meeting we will elect 11 directors and attend to any other business properly presented at the meeting. We also will report on CompuCom’s 2002 business results and other matters of interest to our stockholders. You will have an opportunity at the meeting to ask questions, make comments and meet our management team.

CompuCom’s board of directors is a vital resource. No matter how many shares you hold, CompuCom considers your vote important, and we encourage you to vote as soon as possible.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please fill in, date and sign the accompanying proxy and mail it promptly in the enclosed envelope.

This proxy statement, 2002 financial information and accompanying proxy card are being mailed to stockholders beginning on or about November 25, 2003, in connection with the solicitation of proxies by the board of directors.

Please contact M. Lazane Smith, senior vice president and chief financial officer, at (972) 856-3600 with any questions or concerns.

Sincerely,

/s/ J. Edward Coleman	/s/ M. Lazane Smith
Chairman of the Board,	Senior Vice President, Finance
President and Chief Executive Officer	Chief Financial Officer, Secretary, and Director

November 25, 2003

QUESTIONS AND ANSWERS

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on November 20, 2003, may vote at the annual meeting.

Q:	How many shares can vote?

A:	On November 20, 2003, there were approximately 49,930,672 common shares and 1,500,000 series B preferred shares issued and outstanding. In the election of directors, each series B preferred share may cast five votes for each common share into which a preferred share may be converted. Each series B preferred share is convertible into 1.477104 common shares. Every common stockholder may cast one vote for each share owned.

Q:	What may I vote on?

A:	You may vote on the election of 11 directors who have been nominated to serve on our board of directors.

Q:	How does the board recommend I vote on the proposal?

A:	The board recommends a vote FOR each board nominee.

Q:	How do I vote?

A:	Sign and date each proxy card you receive, mark the box indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.

If you sign your proxy card but do not mark any boxes showing how you wish to vote, J. Edward Coleman and M. Lazane Smith will vote your shares as recommended by the board of directors.

Q:	What if I hold my CompuCom shares in a brokerage account?

A:	If you hold your CompuCom shares through a broker, bank or other nominee, you will receive a voting instruction form directly from them describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

1.	by telephone,

2.	via the Internet, or

3.	by returning the form to your broker.

If you and other residents at your mailing address own shares of CompuCom stock in street name, your broker or bank may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your broker or bank will send only one copy of our annual report and proxy statement to your address. Each stockholder in your household will continue to receive a separate voting instruction form.

If you would like to receive your own set of our annual report and proxy statement in the future, or if you share an address with another CompuCom stockholder and together both of you would like to receive only a single set of CompuCom annual disclosure documents, please contact ADP by telephone at 800-542-1061 or by mail to ADP, Attention: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to indicate your name, the name of your brokerage firm or bank, and your account number. The revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this year’s annual report or proxy statement, we will send a copy to you if you address a written request to CompuCom Systems, Inc., Attention: Investor Relations, 7171 Forest Lane, Dallas, TX 75230.

Q:	What if I want to change my vote?

A:	You may change your vote at any time before the meeting in any of the following four ways:

1.	notifying our chief financial officer, M. Lazane Smith, in writing,

2.	voting in person at the meeting, or

3.	submitting a proxy card with a later date, or

4.	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

If you hold your shares through a broker, bank or other nominee and wish to vote at the meeting, you must obtain a legal proxy from that nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form. If you hold your shares directly and wish to vote at the meeting, no additional forms will be required.

Q:	How will directors be elected?

A:	The 11 nominees who receive the highest number of affirmative votes at a meeting at which a quorum is present will be elected as directors.

Q:	Who will count the votes?

A:	A representative of CompuCom will count the votes and act as the judge of election.

Q:	What does it mean if I get more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with stockbrokers or other nominees. Please complete and provide voting instructions for all proxy cards and voting instruction forms that you receive. We encourage you to have all accounts registered in the same name and address (whenever possible). If you are a registered stockholder, you may obtain information about how to do this by contacting our transfer agent at:

Mellon Investor Services LLC

Plaza of the Americas

600 North Pearl Street, Suite 1010

Dallas, TX 75201-2884

(214-922-4400)

If you provide Mellon Investor Services with photocopies of the proxy cards that you receive or with the account numbers that appear on each proxy card, it will be easier for Mellon Investor Services to combine your accounts.

You also can find information on transferring shares and other useful stockholder information on their website at www.mellon-investor.com.

Q:	What is a quorum?

A:	A quorum is a majority of the outstanding shares. The shares may be represented at the meeting either in person or by proxy. To hold the meeting, there must be a quorum present.

QUESTIONS AND ANSWERS (cont’d.)

Q:	What if I abstain or fail to give instructions to my broker?

A:	If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote for a particular director.

Broker non-votes also are counted as part of the quorum. A broker non-vote occurs when banks, brokers or other nominees holding shares on behalf of a stockholder do not receive voting instructions from the stockholder by a specified date before the meeting. In this event, banks, brokers or other nominees may vote those shares on matters deemed routine such as the election of directors.

Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and have the effect of negative votes. A “withheld” vote is treated the same as an abstention. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Q:	Who can attend the meeting?

A:	All stockholders are encouraged to attend the meeting. Admission tickets are not required.

Q:	Are there any expenses associated with collecting the stockholder votes?

A:	We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes at this time.

Q:	What is a stockholder proposal?

A:	A stockholder proposal is your recommendation or requirement that CompuCom or our board of directors take action on a matter that you intend to present at a meeting of stockholders. However, under the proxy rules we have the ability to exclude certain matters proposed, including those that deal with matters relating to our ordinary business operations.

Q:	Can anyone submit a stockholder proposal?

A:	To be eligible to submit a proposal, you must have continuously held the lesser of $2,000 in market value or 1% of our common stock for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting.

QUESTIONS AND ANSWERS (cont’d.)

Q:	If I wish to submit a stockholder proposal for the annual meeting in 2004, what action must I take?

A:	The annual meeting in 2004 is expected to occur in the second calendar quarter of 2004. If you wish us to consider including a stockholder proposal in the proxy statement for the annual meeting in 2004, you must submit the proposal, in writing, so that we receive it no later than January 30, 2004. The proposal must meet the requirements established by the SEC. Send your proposal to:

M. Lazane Smith, Senior Vice

President and Chief Financial Officer

CompuCom Systems, Inc.

7171 Forest Lane

Dallas, TX 75230

As to any proposal presented by a stockholder at the 2004 annual meeting that has not been included in the proxy statement, management proxies will be allowed to use their discretionary voting authority unless we receive notice of such proposal no later than February 27, 2004.

Q:	Who are CompuCom’s largest stockholders?

A:	Safeguard Scientifics, Inc. beneficially owns 51.3%, directors and officers as a group beneficially own 5.6% and Dimensional Fund Advisors, Inc. beneficially owns 5.7% of our common stock.

ELECTION OF DIRECTORS

Item 1 on Proxy Card

Directors are elected annually and serve a one-year term. There are 11 nominees for election this year. The eleven nominees are currently serving as directors. Each nominee, if elected, has consented to serve until the next annual meeting or until his successor is elected and qualified. You will find detailed information on each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the board may reduce its size or designate a substitute. If the board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate.

The board recommends a vote FOR each nominee. The 11 nominees who receive the highest number of affirmative votes will be elected as directors.

J. EDWARD COLEMAN	Director since 2000
Age 52

Mr. Coleman has served as chairman of the board since October 2001. He also has served as chief executive officer of CompuCom since December 1999 and as President since July 2000. Prior to joining CompuCom, Mr. Coleman served as a business development executive and director of marketing for Computer Sciences Corporation from March 1995 to December 1999. Mr. Coleman is a director of Red Oak Software, Inc.

ANTHONY L. CRAIG	Director since 2002
Age 58

Mr. Craig became president, chief executive officer and director of Safeguard in October 2001. Before joining Safeguard, Mr. Craig was chief executive officer from December 1999 to October 2001 and remains chairman of Arbinet Holdings, Inc., a leading online trading exchange for the telecommunications industry. Before Arbinet, he served as president and chief executive officer of Global Knowledge Network, a premier provider of technology learning services, from January 1997 to December 1999. In addition to Safeguard and Arbinet, Mr. Craig is a director of Pacific Title and Arts Studio, Inc. and ChromaVision Medical Systems, Inc.

MICHAEL J. EMMI	Director since 1994
Age 61

Mr. Emmi was chairman of the board, president and chief executive officer of Systems & Computer Technology Corporation, a provider of computer software and services, from May 1985 through 2001. He currently is the founder and Chief Executive Officer of IPR International. Mr. Emmi is a director of Metallurg, Inc.

RICHARD F. FORD	Director since 1991
Age 67

Mr. Ford is a managing general partner of the management companies which act as a general partner of Gateway Mid-America Partners, L.P., Gateway Venture Partners II, L.P., Gateway Venture Partners III, L.P. and Gateway Partners, L.P., private venture capital funds formed in 1984, 1987, 1990 and 1995, respectively. Mr. Ford is a director of Stifel Financial Corporation, D&K Healthcare Resources, Inc. and TALX Corporation.

ELECTION OF DIRECTORS (cont’d.)

Item 1 on Proxy Card

EDWIN L. HARPER	Director since 2000
Age 62

Mr. Harper is Senior Vice President for Public Affairs and Government Relations for Fortis, Inc. From 1998 through July 2001, he served as Executive Vice President, Chief Financial Officer, and Chief of Operations and Information Technology for Fortis subsidiaries.

DELBERT W. JOHNSON	Director since 1995
Age 64

Mr. Johnson served as chairman of the board and chief executive officer of Pioneer Metal Finishing, Inc., a former division of Safeguard, until October 1997. Mr. Johnson is a director of U.S. Bancorp.

JOHN D. LOEWENBERG	Director since 1995
Age 63

Mr. Loewenberg has been the managing partner of JDL Enterprises, a consulting firm, since March 1996. From May 1995 through March 1996, Mr. Loewenberg served as executive vice president and chief administrative officer of Connecticut Mutual, a life insurance company. Mr. Loewenberg is a director of DocuCorp International, Inc. and a director and non-executive chairman of Applix, Inc.

WARREN V. MUSSER	Director since 1984
Age 76

Mr. Musser is the managing director of The Musser Group, a financial consulting company. Mr. Musser served as chairman and chief executive officer of Safeguard Scientifics, Inc. from 1953 until April 2001. Mr. Musser is a director of Internet Capital Group, Inc., chairman of Telkonet, Inc., managing director of Intrepid Capital Partners and vice chairman of Nutri/System, Inc. Mr. Musser serves on a variety of civic, educational and charitable boards of directors, and serves as chairman of the National Center for the American Revolution, co-chairman of The Eastern Technology Council, and chairman of Economics PA.

ANTHONY J. PAONI	Director since 1999
Age 59

Since April 2001, Mr. Paoni has been Vice Chairman and Partner of DiamondCluster International, Inc. Mr. Paoni is a professor of technology and E-Commerce at the Kellogg Graduate School of Management. Before 1996, Mr. Paoni spent 28 years in the information technology industry, most recently as the chief operating officer of Eolas, Inc., an Internet software company. Mr. Paoni manages the Kellogg Technology Speaker Series and is co-author of two books entitled “Kellogg on Technology” and “TechVenture”. Mr. Paoni was a strategic advisor to the US Navy for the CVX nuclear carrier program and is a director of US Freightways Corporation.

ELECTION OF DIRECTORS (cont’d.)

Item 1 on Proxy Card

EDWARD N. PATRONE	Director since 1991
Age 68

Mr. Patrone, retired, was a senior consultant to Alco Standard Corporation, a national distributor of paper and office products, from 1991 to 1997. From 1988 through 1991, he was president and chief executive officer of Paper Corporation of America. He is a director of Global Imaging Corp.

M. LAZANE SMITH	Director since 2001
Age 49

Ms. Smith has served as senior vice president, finance and chief financial officer since February 1997 and secretary since February 2001. Ms. Smith joined CompuCom in 1993 as corporate controller and was promoted to vice president, finance and corporate controller in 1994. Ms. Smith is a director of Global Imaging Corp.

BOARD OF DIRECTORS — ADDITIONAL INFORMATION

Meetings of the Board: The board of directors held 7 meetings in 2002. Each of the incumbent directors attended at least 75% of the total number of board and committee meetings of which they were members during the period in which they served as a director, except for Mr. Johnson, who attended 71%.

Annual and Meeting Attendance Fees: Directors who are executive officers of Safeguard or employees of CompuCom receive no additional compensation other than their normal salary for serving on the board or its committees. Non-employee directors receive a quarterly retainer of $6,250 and reimbursement of out-of-pocket expenses. The Board of Directors from time to time also may appoint temporary committees to perform special services for or on behalf of the Board of Directors. Directors that serve on these committees may receive additional compensation, at the election of the Board of Directors, based on the scope and nature of the services provided by members of those committees. CompuCom made no such payments during 2002.

Stock Options: Directors who are not executive officers of Safeguard or employees of CompuCom receive:

•	a stock option to purchase 10,000 shares of CompuCom’s common stock upon initial election to the board, and

•	service grants, upon the determination of the compensation committee.

Directors’ options have a ten-year term and vest 25% each year starting on the first anniversary of the grant date. The exercise price is equal to the market price of a share of CompuCom stock on the grant date. No options were granted to directors during 2002.

BOARD COMMITTEE MEMBERSHIP ROSTER

	Audit	Compensation	Executive	Nominating
Meetings held in 2002	7	4	2	1
J. Edward Coleman			Ö
Anthony L. Craig			Ö
Michael J. Emmi		Ö
Richard F. Ford		Ö*	Ö*	Ö
Edwin L. Harper	Ö*			Ö
Delbert W. Johnson
John D. Loewenberg	Ö
Warren V. Musser			Ö
Anthony J. Paoni		Ö
Edward N. Patrone	Ö			Ö*

* Chairperson

Audit: committee of independent directors that operate under a written Audit Committee Charter adopted by the board of directors, appoints our independent certified public accountants, discusses the scope and results of our audit with the independent certified public accountants, reviews with management and the independent certified public accountants our interim and year-end operating results, considers the adequacy of our internal accounting controls and audit procedures, and reviews the non-audit services to be performed by the independent certified public accountants.

Compensation: committee that reviews and approves management’s recommendations for compensation, including incentive compensation, for all of our officers, administers our stock option plans and management incentive plan, and reviews and approves board of directors’ compensation.

Executive: committee that acts upon all matters with respect to the management of our business and affairs, except that its authority to authorize and approve investments, other than investments made in the normal course of business, is limited to investments of up to $5 million in the aggregate between board meetings.

Nominating: committee that proposes a slate of directors for election by CompuCom’s stockholders at each annual meeting and candidates to fill any vacancies on the Board, as well as directors to serve on various board committees.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND

GREATER THAN 5% STOCKHOLDERS

AS OF NOVEMBER 20, 2003:

The following table sets forth certain information, as of November 20, 2003, with respect to each person known to CompuCom to be the beneficial owner of more than five percent (5%) of its outstanding common stock, and information with respect to the beneficial ownership of its common stock by each Director, each Named Executive Officer, and by the Directors and executive officers of the Company as a group.

Name	Shares Beneficially Owned	Options Exercisable Within 60 Days of November 20, 2003	Shares Beneficially Owned Assuming Exercise of Options	Percent of Shares
Safeguard Scientifics, Inc. 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087	26,756,538	0	26,756,538	51.31%
Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,839,800	0	2,839,800	5.69%
J. Edward Coleman	70,000	1,000,000	1,070,000	2.10%
Anthony L. Craig	0	0	0	*
Michael J. Emmi	0	57,250	57,250	*
Richard F. Ford	30,000	47,250	77,250	*
Edwin L. Harper	1,000	25,250	26,250	*
Delbert W. Johnson	0	45,250	45,250	*
John D. Loewenberg	19,275	70,250	89,525	*
Warren V. Musser	473,983	0	473,983	*
Anthony J. Paoni	1,000	35,250	36,250	*
Edward N. Patrone	10,000	47,250	57,250	*
M. Lazane Smith	19,318	463,000	482,318	*
David A. Loeser	4,235	262,500	266,735	*
John F. McKenna	0	262,500	262,500	*
Executive officers and directors as a group (13 persons)	628,811	2,315,750	2,944,561	5.64%

*	Less than 1% of CompuCom’s outstanding shares of common stock

Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse) except for the following shares:

Safeguard Scientifics, Inc.	Includes 23,421,181 shares held by Safeguard Scientifics (Delaware), Inc. and 1,119,700 shares held by Safeguard Delaware, Inc., wholly-owned subsidiaries of Safeguard Scientifics, Inc. Safeguard Scientifics (Delaware), Inc. also holds 1,500,000 shares of Series B preferred shares. Those shares are convertible into 2,215,657 shares of common stock, which also are included. This amount does not include 443,283 shares which have been pledged to Safeguard as collateral for a loan it provided to Warren V. Musser. Safeguard disclaims beneficial ownership of these shares.

Dimensional Fund Advisors, Inc.	Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the Funds. All securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Beneficial ownership information presented above was as of December 31, 2002, as filed on Schedule 13G with the Securities and Exchange Commission.

Edwin L. Harper	Includes 1,000 shares held in a Revocable Trust.

Warren V. Musser	Includes 30,700 shares held by a trust of which Mr. Musser is a co-trustee. Mr. Musser disclaims beneficial ownership of the shares beneficially owned by the trust. The remaining 443,283 shares have been pledged to Safeguard as collateral for a loan it provided to Mr. Musser. Safeguard disclaims beneficial ownership of these shares.

Shares Owned by Directors and Officers of Parent and Subsidiary Corporations: Safeguard is the parent corporation of CompuCom. As of November 20, 2003, executive officers and directors of CompuCom beneficially owned the following percentage of the outstanding shares of Safeguard common stock:

•	Mr. Musser owns 1.21%

•	all other officers and directors of CompuCom, as a group, beneficially own less than 1% of Safeguard stock.

Section 16(a) Beneficial Ownership Reporting Compliance: The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership by our directors and executive officers. To the best of our knowledge, there were no late filings during 2002.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return on our common stock for the period from December 31, 1997, through December 31, 2002, with the cumulative total return on the Nasdaq Index and the peer group index for the same period.

COMPARISON OF CUMULATIVE TOTAL RETURNS

	1997	1998	1999	2000	2001	2002
CompuCom	100	42	50	16	27	68
NASDAQ	100	152	275	174	134	94
Peer Group	100	94	97	49	32	21

1.	The peer group consists of SIC Code 5045 – Computers and Peripheral Equipment.

2.	We have historically reinvested earnings in the growth of our business and have not paid cash dividends on our common stock.

3.	Assumes an investment of $100 on December 31, 1997.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE

COMPENSATION

COMPENSATION PHILOSOPHY

It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of CompuCom, including the Chief Executive Officer, and to establish the general compensation policies for these individuals. The Compensation Committee believes that the compensation programs for the executive officers should reflect CompuCom’s performance and the value created for our stockholders. In addition, the compensation program should support the short-term and long-term strategic goals and objectives of CompuCom as well as reward individual contributions to CompuCom’s success. CompuCom is engaged in a very competitive industry and its success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers.

GENERAL COMPENSATION POLICY

The Compensation Committee’s policy is to provide CompuCom’s executive officers with compensation opportunities that are based upon their personal performance, as well as CompuCom’s financial performance. The compensation packages are targeted at market rates that are competitive in attracting and retaining highly skilled individuals. Each executive officer’s compensation package is comprised of two elements: (i) cash compensation, which consists of a base salary and an annual cash incentive program and (ii) long-term, stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the stockholders.

CASH COMPENSATION

We seek to provide cash compensation to our executive officers, including base salary and an annual cash bonus, at levels commensurate with cash compensation of executives with comparable responsibility at similarly situated companies. Initial base pay and subsequent increases are determined on an individual basis based upon market data, experience, level of responsibility, and a review of that officer’s performance and contribution to various individual, departmental and corporate objectives. Annual cash incentive bonuses are intended to provide additional incentives to achieve these objectives and the amount of cash bonuses depends on the extent to which these objectives are achieved. In 2002, there were no increases in officers’ base salary and the amount of their cash bonus reflected the accomplishment of specific business unit and overall corporate objectives.

LONG-TERM INCENTIVES

To date, long-term incentives have consisted solely of grants of options to purchase CompuCom’s common stock. Generally, stock option grants are made annually by the Compensation Committee. Each grant is designed to align the interests of the executive officer with those of the stockholders. Additionally these grants are designed to provide each individual with a significant incentive to manage CompuCom from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of CompuCom’s common stock at a fixed price per share (the fair market value on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in a series of installments over a four-year period, contingent upon the officer’s continued employment. Accordingly, the option will provide a return to the executive officer only if the officer remains employed by CompuCom during the vesting period, and then only if the fair market value of the underlying shares appreciates over the option term.

The size of the option grant is determined by the Compensation Committee. The option grant is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position, personal performance in recent periods, and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

CEO and other highly compensated executives’ bonus compensation. Based on the attainment of 2002 individual and company goals, the Compensation Committee approved executive cash bonuses up to approximately 150% of the applicable target bonus amounts.

2002 Stock Option Awards. There were no stock options granted to any executive officer during 2002.

IRS Limits on Deductibility of Compensation. The Committee is aware that Internal Revenue Code section 162(m) provides that publicly-held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the compensation tables that is not “performance based” as defined in section 162(m). The Committee believes that annual levels of executive compensation that are not performance based are not likely to exceed one million dollars in the foreseeable future.

Submitted by the Compensation Committee:

Richard F. Ford, Chairman

Michael J. Emmi

Anthony J. Paoni

EXECUTIVE COMPENSATION & OTHER ARRANGEMENTS

2002 Annual Compensation for the Named Executive Officers

The following table is a summary for fiscal years 2000, 2001 and 2002 of certain information concerning the compensation paid or accrued by CompuCom to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer who were serving as executive officers at December 31, 2002 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year			Long-Term Compensation	All Other Compensation (1)
		Annual Compensation		Awards
		Salary	Bonus	Securities Underlying Options/SARs (#)
J. Edward Coleman, President and Chief Executive Officer	2002 2001 2000	$535,000 535,000 535,090	$963,000 642,000 642,000	-0- 200,000 200,000	$6,679 3,825 4,630

M. Lazane Smith, Senior Vice President, Finance and Chief Financial Officer	2002 2001 2000	$350,000 350,000 294,705	$525,000 350,000 294,615	-0- 125,000 150,000	$5,806 3,750 3,750

John F. McKenna Senior Vice President, Services	2002 2001 2000	$250,000 226,923 200,090	$275,000 226,923 200,000	-0- 100,000 150,000	$5,868 -0- -0-

David A. Loeser, Senior Vice President, Human Resources	2002 2001 2000	$210,000 205,385 200,000	$315,000 205,385 200,000	-0- 100,000 150,000	$7,111 4,202 4,375

Anthony F. Pellegrini Senior Vice President, Sales (2)	2002 2001 2000	$210,000 205,385 153,888	$283,500 205,385 203,846	-0- 100,000 150,000	$4,375 4,202 63,288

Notes to Annual Compensation Table:

(1)	For 2002, all other compensation includes the following:

Name	Company Match Defined Contribution Plan	Term Life Insurance
J. Edward Coleman	$4,725	$1,954
M. Lazane Smith	3,750	2,056
John F. McKenna	4,725	1,143
David A. Loeser	4,375	2,736
Anthony F. Pellegrini	4,375	-0-

(2)	Mr. Pellegrini retired from the Company effective July 31, 2003.

2002 Stock Option Grants

There were no stock options granted to any of the Named Executive Officers during 2002.

2002 Stock Option Exercises and Year-End Stock Option Values

The following table sets forth information concerning aggregated stock option exercises during the year ended December 31, 2002, and the number and value of unexercised options held by each of the Named Executive Officers at December 31, 2002.

Name	Shares Acquired On Exercise (#)	Value Realized	Number Of Securities Underlying Unexercised Options/SARs At Fiscal Year-End (#) Exercisable Unexercisable		Value Of Unexercised In-The-Money Options/SARs At Fiscal Year-End (1) Exercisable Unexercisable
J. Edward Coleman	20,000	$69,500	700,000	450,000	$1,600,675	$1,114,750
M. Lazane Smith	12,000	34,410	384,250	178,750	654,480	466,375
John F. McKenna	-0-	-0-	175,000	175,000	323,875	433,125
David A. Loeser	-0-	-0-	175,000	175,000	403,563	459,688
Anthony F. Pellegrini (2)	-0-	-0-	100,000	150,000	296,095	467,095

(1)	Value is calculated using the difference between the option exercise price and the year-end stock price, multiplied by the number of shares subject to the option. The year-end stock price used was $5.61 for each share of CompuCom common stock.

(2)	Mr. Pellegrini retired from the Company effective July 31, 2002.

Employment Contracts; Severence and Change-in-Control Arrangements

J. Edward Coleman entered into an amended agreement (“Agreement”) with CompuCom that provides for his employment as an executive officer until the employment relationship is terminated under certain conditions, at a minimum monthly salary of $44,583. Mr. Coleman is also entitled to participate in CompuCom’s Management Incentive Compensation Plan (“MICP”) at a rate of 120% of base salary. CompuCom will purchase and maintain for Mr. Coleman’s benefit a guaranteed renewable term life insurance policy having a death benefit of three times annual base salary up to $800,000. If Mr. Coleman is incapacitated by so as to render him mentally or physically incapable of performing the services required of him for a period of 180 consecutive business days, CompuCom may terminate his employment under this Agreement, in which case Mr. Coleman shall continue to receive salary compensation and benefits continuation for a three year period. If Mr. Coleman is terminated without cause, is demoted or has his salary or benefits reduced below the level described in this Agreement, he will be entitled to a lump sum payment equal to three years salary and benefits continuation for three years and outplacement assistance not to exceed $25,000. For Agreement purposes, salary means the sum of Mr. Coleman’s annual rate of compensation plus targeted MICP plus the prorated amount of his current year’s targeted MICP. For one year after his termination, Mr. Coleman has agreed to not compete with CompuCom. If a change of control of CompuCom occurs, Mr. Coleman will be entitled to receive a lump sum payment of three years salary. Benefits will continue for a three-year period. Also, if a change of control occurs, all unvested stock options granted to Mr. Coleman will become exercisable immediately.

M. Lazane Smith, John F. McKenna and David A. Loeser (the officers) each entered into an amended employment agreement (“Agreement”) with CompuCom that provides for their employment as executive officers until the employment relationship is terminated under certain conditions at a monthly salary of $29,167 for Ms. Smith, $20,833 for Mr. McKenna and $17,500 for Mr. Loeser. They are entitled to participate in CompuCom’s Management Incentive Compensation Plan (“MICP”) at a rate of 100% of base salary. CompuCom will purchase and maintain for their individual benefit a guaranteed renewable term life insurance policy having a death benefit of three times annual base salary up to $800,000. If the officers are incapacitated so as to render the individual mentally or physically incapable of performing the service required for a period of 180 consecutive business days, CompuCom may terminate the individual’s employment under this Agreement, in which case the individual shall continue to receive salary compensation and benefits continuation for a two-year period. If terminated without cause, is demoted or has salary and benefits reduced below the level described in this Agreement, the individual will be entitled to a lump sum payment equal to two years salary and benefits continuation for two years and outplacement assistance not to exceed $25,000. For Agreement purposes, salary means the sum of their individual annual rate of compensation plus targeted MICP plus the prorated amount of their individual current year’s targeted MICP. For one year after termination, each individual has agreed to not compete with CompuCom. If a change of control of CompuCom occurs, each individual will be entitled to receive a lump sum payment of two years salary. Benefits will continue for a two-year period. Also, if a change of control occurs, all unvested stock options granted to each individual will become exercisable immediately.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Item 402 of Regulation S-K requires that we disclose certain relationships of individuals serving on the compensation committee of the board of directors. To the best of our knowledge, there were no such relationships, as defined in Item 402 of Regulation S-K, during 2002.

INDEPENDENT PUBLIC ACCOUNTANTS

Since 1987, we have retained KPMG LLP as our independent public accountants and have retained KPMG LLP for the current year ending December 31, 2003.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity at the meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

To the Board of Directors of CompuCom Systems, Inc.:

The Audit Committee currently consists of three directors, all of whom are considered independent under applicable rules of The Nasdaq Stock Market, Inc. and Section 10A of the Securities Exchange Act of 1934. Mr. Harper qualifies as a “financial expert” under the rules of the Securities Exchange Act of 1934. We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002. We have discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, Communications with the Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independent Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

The Company paid KPMG LLP, the Company’s independent auditors for fiscal years 2002 and 2001, the following amounts for fiscal years 2002 and 2001:

	2002	2001
Audit Fees	$330,000	$300,000
Audit Related Fees(1)	42,000	358,000

Total Audit and Related Fees	372,000	658,000
Tax Fees(2)	38,105	11,000
All Other Fees	-0-	-0-

Total Fees	$410,105	$669,000

(1)	Audit related fees in 2002 consisted principally of fees for audits of financial statements of the employee benefit plan. Audit related fees in 2001 consisted primarily of an internal controls review of the information systems.

(2)	Tax fees consisted of fees for tax compliance and tax consulting services.

The Audit Committee has considered whether the performance by KPMG of services other than the audit is consistent with maintaining the auditor’s independence. Other than in connection with such review, the Audit Committee currently has no specific pre-approval policies and procedures for the provision of audit and non-audit services. Consequently, no services listed in the table above were pre-approved, other than the audit fees as part of the initial engagement. The Audit Committee intends to implement a pre-approval policy in accordance with applicable rules and regulations.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Effective May 31, 2000, the Board of Directors approved an Audit Committee Charter pursuant to the requirements of the Securities and Exchange Commission and the National Association of Securities Dealers. A copy of the Audit Committee Charter was included with the 2001 proxy statement.

The foregoing report is furnished by the Audit Committee and will not be incorporated into any other filing with the SEC that might incorporate this proxy statement unless the Company specifically incorporates this report.

AUDIT COMMITTEE

Edwin L. Harper, Chairman

John D. Loewenberg

Edward N. Patrone

The Board of Directors recommends a vote FOR Proposal 1.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. ELECTION OF DIRECTORS

Nominees: 01 J. Edward Coleman, 02 Anthony L. Craig, 03 Michael J. Emmi, 04 Richard F. Ford, 05 Edwin L. Harper, 06 Delbert W. Johnson, 07 John D. Loewenberg, 08 Warren V. Musser, 09 Anthony J. Paoni, 10 Edward N. Patrone, 11 M. Lazane Smith

To withhold authority to vote for any individual nominee while voting for the remainder, strike a line through the nominee’s name in the list.

FOR the nominees listed to the right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed to the right
☐	☐

Signature	Signature	Date	, 2003
YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. If shares are jointly owned, you must both sign. Include title if you are signing as an attorney, executor, administrator, trustee or guardian or on behalf of a corporation or partnership

é  FOLD AND DETACH HERE  é

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Your vote is important,

regardless of the number of shares you own.

Whether or not you plan to attend the meeting in person, please complete,

date and sign the above proxy card and return it without delay in the enclosed envelope.

PROXY

COMPUCOM SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy, and indicate how you wish to vote, on the back of this card. Please return this card promptly in the enclosed envelope. Your vote is important.

When you sign and return this proxy card, you

•	appoint J. Edward Coleman and M. Lazane Smith, and each of them (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on December 18, 2003, and at any adjournments of that meeting,

•	authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting, and

•	revoke any previous proxies you may have signed.

If you do not indicate how you wish to vote, the proxies will vote for all nominees to the Board of Directors, and as they may determine, in their discretion, with regard to any other matter properly presented at the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

  é FOLD AND DETACH HERE é

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